Supplement dated March 28, 2023
to the pricing supplements, each dated February 17, 2023, to the Product Prospectus Supplement No. ERN-ETF-1 Dated
March 3, 2022, the Prospectus Supplement Dated September
14, 2021 and the Prospectus, Dated September 14, 2021
(each, a “Note Prospectus”)
Filed pursuant to Rule 424(b)(3) Registration Statement 333-259205

Royal Bank of Canada
Notes Linked to a Basket of Closed-End Funds, due March 27, 2025
Global Medium-Term Notes, Series I
CUSIPS: 78015QEH0 and 78015QEJ6
(the “notes”)

This document (the “supplement”) supplements each Note Prospectus. Capitalized terms used but not defined in this supplement have the meanings set forth in each Note Prospectus.
The Initial Price for each Basket Component was determined after the close of trading on March 28, 2023, in the manner contemplated by each Note Prospectus. The Initial Price for each Basket Component is set forth in the table below:

Basket Component	Ticker	Initial Price
Adams Diversified Equity Fund, Inc.	ADX	$15.04
Blackrock Resources and Commodities Strategy Trust	BCX	$9.22
BlackRock Enhanced Equity Dividend Trust	BDJ	$8.30
BlackRock Energy and Resources Trust	BGR	$11.76
BlackRock Innovation and Growth Trust	BIGZ	$7.28
Blackrock Limited Duration Income Trust	BLW	$12.62
Central Securities Corporation	CET	$34.04
Calamos Long/Short Equity & Dynamic Income Trust	CPZ	$15.01
BlackRock Debt Strategies Fund, Inc.	DSU	$9.30
Western Asset Emerging Markets Debt Fund Inc.	EMD	$8.49
Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund	ETW	$7.85
Eaton Vance Tax-Advantaged Dividend Income Fund	EVT	$21.59
First Trust Energy Infrastructure Fund	FIF	$13.73
Miller/Howard High Income Equity Fund	HIE	$9.61
PGIM High Yield Bond Fund, Inc.	ISD	$11.73
MainStay CBRE Global Infrastructure Megatrends Fund	MEGI	$13.60
Virtus Equity & Convertible Income Fund	NIE	$19.00
Cohen & Steers REIT and Preferred Income Fund, Inc.	RNP	$18.21
Royce Value Trust, Inc.	RVT	$13.00
LMP Capital and Income Fund Inc.	SCD	$11.63
Source Capital, Inc.	SOR	$36.58
SRH Total Return Fund, Inc.	STEW	$11.97
Tekla Healthcare Opportunities Fund	THQ	$18.26
Tri-Continental Corporation	TY	$25.88
Invesco Bond Fund	VBF	$15.62

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the section "Selected Risk Considerations" beginning on page P-8 of the applicable Pricing Supplement, and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of product supplement ERN-ETF-1, and on page S-2 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you make any invest decision relating to the notes.

You may access these documents on the SEC website at www.sec.gov as follows:

Pricing Supplement relating to CUSIP 78015QEH0, dated March 24, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123014288/brhc10050394_424b2.htm
Pricing Supplement relating to CUSIP 78015QEJ6, dated March 24, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123014289/brhc10050396_424b2.htm
Product Prospectus Supplement ERN-ETF-1 dated March 3, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122007839/brhc10034774_424b5.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.